Exhibit 10.4

Summary of Compensation Arrangements

for

Named Executive Officers

Except for Mr. Klein, no executive officer of People’s Bank (the “Bank”) has a written employment agreement with the Bank. This Exhibit summarizes the general terms of employment for each of the executive officers named in the Bank’s 2006 Proxy Statement (the “Named Executive Officers”), including Mr. Klein, during 2006.

Annual Base Salary:

Name	Salary
John A. Klein	$775,215
Robert R. D’Amore	$310,000
Brian F. Dreyer	$310,088
William T. Kosturko	$317,246
Philip R. Sherringham	$425,000

The base salaries reflected in the above table became effective beginning with the two-week pay period ended February 24, 2006.

Long-Term Cash-Based Performance Awards:

	Target Award (as % of Base Salary) for Three-Year Period
Name	2004-2006	2005-2007	2006-2008
John A. Klein	70%	72%	72%
Robert R. D’Amore	36	36	37
Brian F. Dreyer	36	36	37
William T. Kosturko	31	31	33
Philip R. Sherringham	36	36	41

These awards were made pursuant to the Amended and Restated 1998 People’s Bank Long-Term Incentive Plan. Target awards are expressed as a percentage of base salary as in effect at the time the awards were granted. Actual payout amounts for these awards will be determined following completion of the applicable 3-year cycle, dependent on Bank performance for each year during the cycle.

Short-Term Incentive Awards for 2006:

Name	Target Award for 2006 (as % of Base Salary)
John A. Klein	75%
Robert R. D’Amore	65
Brian F. Dreyer	65
William T. Kosturko	60
Philip R. Sherringham	65

Target awards are expressed as a percentage of base salary as shown in the first table of this item. Actual payout amounts for these awards will be determined following completion of the fiscal year ending December 31, 2006, dependent on (a) Bank performance for the year, and (b) for all Named Executive Officers other than Mr. Klein, on the executive’s personal performance against his individual key performance measures. The actual payout amount for Mr. Klein will be determined solely on the basis of Bank performance for the year.

Executive officers are eligible to participate in all benefit plans maintained for the benefit of the Bank’s employees generally, such as the Bank’s health insurance program, the qualified pension plan, and the qualified employee savings (401(k)) plan. Executive officers may also be eligible to participate or receive benefits under a variety of other written plans and arrangements, which are included as exhibits to regulatory filings under the Securities Exchange Act of 1934 (the “Exchange Act”) as required. The Bank pays the cost of providing certain additional benefits to executive officers, including: a car allowance or a Bank-supplied car; group life insurance coverage; tax preparation services; financial planning services; enhanced long-term disability coverage; and, in the case of executives who were participants in the Bank’s split-dollar life insurance program prior to July 2003, term life insurance coverage in an amount equal to the difference between the death benefit formerly provided to the executive under the split-dollar program less the death benefit currently provided under the fully paid-up life insurance policy currently maintained for his or her benefit.

Mr. Klein’s employment agreement provides him with certain benefits in addition to those described in this summary. A copy of his employment agreement is included as an exhibit to regulatory filings under the Exchange Act, as required.